EXHIBIT 10.15

THE JONES GROUP INC.

SCHEDULE OF NON-MANAGEMENT DIRECTORS' ANNUAL COMPENSATION

Effective as of February 12, 2013

ANNUAL RETAINER(1)	AMOUNT
Service as a Director	$50,000
Service as Presiding Director	$25,000
Service as Audit Committee Chair	$20,000
Service as Compensation Committee Chair	$15,000
Service as Nominating / Corporate Governance Committee Chair	$15,000
FEES(2)
Attendance at Board of Directors Meeting	$2,000 per meeting
Attendance at Committee Meeting	$2,000 per meeting
RESTRICTED STOCK(3)	AMOUNT
Annual Grant	Number of shares equal in value to $100,000

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(1) For 2013, retainers are paid in January of each year, in advance for the calendar year. In the event that a non-management director joins the Board of Directors of The Jones Group Inc. or commences service on an additional Board Committee after January 1, 2013, the director is entitled to receive, promptly after joining the Board of Directors or such committee, a pro-rated retainer in advance for services for the remainder of the applicable calendar year. Commencing on January 1, 2014, retainers will be paid semiannually in January and July of each calendar year, in advance for each half year of service. In the event that a non-management director joins the Board of Directors of The Jones Group Inc. or commences service on an additional Board Committee after January 1 or July 1 of any calendar year, the director is entitled to receive, promptly after joining the Board of Directors or such committee, a pro-rated retainer in advance for services for the remainder of the applicable six-month period.
(2) Meeting fees are paid quarterly in arrears.
(3) Each non-management director receives an annual grant of the number of shares of restricted common stock of The Jones Group Inc. equal in value to $100,000, as described above, in January of each year, with new non-management directors receiving, upon commencement of service, an initial grant of the number of shares of restricted common stock equal in value to $150,000. The restricted stock awards have a value based on the fair market values of Jones common stock on the effective date of the grant and vest in equal installments over three years.